FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES
RECEIVES CONTINUED NOTICE LISTING FROM NYSE

HOUSTON, April 29, 2016 — Harvest Natural Resources, Inc. (NYSE: HNR) (Harvest or the Company) today announced that, on April 25, 2016, the New York Stock Exchange (NYSE) notified the Company that it had fallen below the NYSE’s continued listing standards, which provide that an NYSE-listed company is not in compliance if its average global market capitalization over a consecutive 30 trading-day period is less than $50 million and, at the same time, its stockholders’ equity is less than $50 million.

As required by NYSE rules, the Company has notified the NYSE that, within 45 days of receipt of the NYSE’s notice, the Company will submit a business plan that demonstrates its ability to regain compliance within 18 months. The NYSE will either accept the business plan, at which time the Company will be subject to quarterly monitoring for compliance with the plan, or will not accept the plan. If the Company fails to comply with the business plan or the NYSE does not accept the plan, the NYSE may commence suspension and delisting procedures.

The Company’s business operations, securities reporting requirements and debt obligations are unaffected by the NYSE’s notice.

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela and Gabon.  For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2015 Annual Report on Form 10-K and other public filings.